Exhibit 99.1

For Information Contact At Greater Bay Bancorp: Byron A. Scordelis, President and CEO (650) 614-5751 Steven C. Smith, EVP and CFO (650) 813-8222	At Silverman Heller Associates: Philip Bourdillon/Gene Heller (310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP REPORTS

FULL YEAR NET INCOME OF $1.62 PER SHARE AND

FOURTH QUARTER NET INCOME OF $0.37 PER SHARE

PALO ALTO, Calif., January 21, 2004—Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, today announced results for the fourth quarter and year ended December 31, 2003. The Company also reported that the federal regulators have approved the consolidation of the Company’s eleven bank subsidiaries.

For the fourth quarter of 2003, Greater Bay Bancorp’s NET INCOME was $21.4 million, or $0.37 per diluted share, compared to $30.7 million, or $0.57 per diluted share, for the fourth quarter of 2002. Based on NET INCOME for the fourth quarter of 2003, Greater Bay Bancorp’s return on average equity was 11.56% and return on average assets was 1.10%. For the fourth quarter of 2002, NET INCOME resulted in a return on average equity of 18.22% and a return on average assets of 1.48%.

For the year ended December 31, 2003, Greater Bay Bancorp’s NET INCOME was $92.0 million, or $1.62 per diluted share, compared to $124.3 million, or $2.30 per diluted share, for the year ended December 31, 2002. Based on NET INCOME for the year ended December 31, 2003, Greater Bay Bancorp’s return on average equity was 12.88% and return on average assets was 1.16%. For the year ended December 31, 2002, NET INCOME resulted in a return on average equity of 20.29% and a return on average assets of 1.50%.

The $0.20 decline in earnings per diluted share for the fourth quarter of 2003 and the $0.68 decline in earnings per diluted share for the year ended December 31, 2003, compared to the same periods a year ago, were attributable primarily to the following factors:

•	lower market interest rates reduced the Company’s net interest margin by 3 basis points in the fourth quarter of 2003 and by 32 basis points for the year 2003, resulting in approximately a $(0.01) and $(0.29) decline in earnings per diluted share, respectively.

•	a decrease in overall interest earning assets due to: i) a planned reduction in the Company’s investment securities portfolio of approximately $312 million in 2003 and ii) a decline in average loans outstanding of approximately $208 million in 2003—this reduced earnings per diluted share by approximately $(0.06) for the fourth quarter of 2003 and $(0.26) for the year 2003.

Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Results

January 21, 2004

•	outside consulting costs related to enterprise-wide risk management and regulatory compliance amounted to approximately $489 thousand ($303 thousand, net of tax) in the fourth quarter of 2003 and $3.1 million ($1.9 million, net of tax) for the year 2003, or approximately $(0.01) and $(0.04) per diluted share, respectively.

•	expenses related to the retirement, consulting and non-compete agreements of retiring executives amounted to $1.5 million ($938 thousand, net of tax) or approximately $(0.02) per diluted share in the fourth quarter and $1.7 million ($1.1 million, net of tax) or approximately $(0.02) per diluted share for the year 2003.

“We are pleased to report solid operating results for the fourth quarter and for the year 2003, with a nominal increase in our net interest margin, relatively stable credit quality and our continued focus on expense control during a difficult economic period,” commented Byron Scordelis, President and Chief Executive Officer.

Non-Interest Income

Non-interest income was $40.5 million for the fourth quarter of 2003 compared to $43.9 million for the third quarter of 2003. Non-interest income for the fourth quarter of 2002 was $38.5 million. The increase in non-interest income for the fourth quarter of 2003 compared to the fourth quarter of 2002 was primarily due to higher insurance agency commissions and fees ($4.1 million), partially offset by lower gains on sales of investment securities and early retirement of the Zero Coupon Senior Convertible Debt Securities (“CODES”) ($1.5 million). Non-interest income for the year ended December 31, 2003 increased to $171.5 million from $156.1 million for the year ended December 31, 2002. This was primarily due to $5.5 million related to the acquisition of Sullivan & Curtis Insurance Brokers of Washington and $20.1 million related to an additional two months of commissions and fees of ABD Insurance and Financial Services (“ABD”) recognized in 2003 versus 2002, which were partially offset by the reduction in the CODES-related gains of $14.5 million.

Non-interest income as a percentage of total revenues was 35.02% for the fourth quarter of 2003, and 36.54% for the year ended December 31, 2003, compared to 32.19% for the fourth quarter of 2002 and 31.16% for the year ended December 31, 2002, and 37.67% for the third quarter of 2003.

Operating Expenses

Operating expenses in the fourth quarter of 2003 included $1.5 million in expenses related to retiring executives. Excluding these expenses, the Company’s operating expenses remained unchanged at $72.6 million compared to the third quarter of 2003, reflecting the Company’s continued focus on expense control.

The Company’s efficiency ratio for the fourth quarter of 2003 was 64.00% (54.11% excluding ABD), compared to 54.87% (45.12% excluding ABD) for the fourth quarter of 2002. For the year ended December 31, 2003, the efficiency ratio was 62.25% (55.08% excluding ABD), compared to 48.88% (41.60% excluding ABD) for the year ended December 31, 2002. The increase in our 2003 ratios is primarily attributable to the reduction in net interest income on investment securities and investment securities gains combined with the additional operating expenses related to improving the Company’s risk management controls.

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Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Results

January 21, 2004

Balance Sheet

At December 31, 2003, Greater Bay Bancorp’s total assets were $7.6 billion, total loans were $4.5 billion, total investments, primarily mortgage-backed securities, were $2.3 billion and total deposits were $5.3 billion.

From December 31, 2002 to December 31, 2003, total loans decreased by $253.4 million. The decrease included $43.2 million from the Shared National Credit (“SNC”) portfolio and $173.9 million from the construction loan portfolio. From December 31, 2002 to December 31, 2003, total investments decreased to $2.3 billion, a 12.13% decline, consistent with the Company’s stated goal to move to a more asset sensitive balance sheet structure. Core deposits, which excludes institutional time certificates of deposit, increased by $137.0 million or 3.09%, while total deposits increased by $40.4 million, or 0.77%, during 2003.

Mr. Scordelis commented, “The decline in total loans outstanding was primarily in two sectors of the loan portfolio. First, the construction loan portfolio declined by $173.9 million as projects we previously financed began to payoff and new construction loan fundings were lower, reflecting our prudent underwriting guidelines and the uncertain Bay Area business environment. Second, we continued to reduce the SNC portfolio by $43.2 million, which totaled only $19.7 million at year end 2003.”

Credit Quality

Net charge-offs to average loans for the year ended December 31, 2003 were 0.67% of average annualized loans, compared to 1.19% for the same period in 2002. Non-performing assets were $61.7 million at December 31, 2003 compared to $58.1 million at September 30, 2003. The ratio of non-performing loans to total loans was 1.36% at December 31, 2003, compared to 1.26% at September 30, 2003 and 0.79% at December 31, 2002. The following is a detailed summary by type of the Company’s non-performing assets as of December 31, 2003:

NON-PERFORMING ASSETS ($ in millions)	Q4 2003	Q3 2003	Variance
Commercial	$14.4	$8.1	$6.3
Real Estate Term and Construction	17.1	17.4	(0.3)
SBA	4.8	6.4	(1.6)
Corporate Finance	12.7	15.2	(2.5)
Venture Banking Group	3.5	3.6	(0.1)
Specialty Finance	8.6	6.7	1.9
Other	0.6	0.7	(0.1)

Total Non-performing Loans	61.7	58.1	3.6

OREO	—	—	—

Total Non-performing Assets	$61.7	$58.1	$3.6

Non-performing Loans to Total Loans	1.37%	1.26%	0.11%
Non-performing Assets to Total Assets	0.81%	0.75%	0.06%

During the quarter, the Company had $9.3 million of total net charge-offs, of which approximately $1.5 million were SNC-related. The SNC portfolio has been reduced to $19.7 million at year-end and is considered to be adequately reserved without the need for a provision to replenish the reserve for this small segment of the portfolio. A provision for loan losses of $7.0 million was taken in the fourth quarter.

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Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Results

January 21, 2004

The allowance for loan losses was $126.2 million or 2.77% of total loans at December 31, 2003, compared to $128.5 million, or 2.78% of total loans, at September 30, 2003 and $129.6 million, or 2.70% of total loans, at December 31, 2002. This compares to an average of 1.61% for the top 75 U.S. Banks (by asset size) at September 30, 2003.

Mr. Scordelis stated, “We continue to focus much of our attention on aggressive credit management, as we still have an economy that, while not declining as it did in 2000 through early 2003, is not providing job growth and economic expansion. While we are pleased with our credit management and the Company’s credit metrics when compared to peers, we will continue to revisit our reserve levels as greater clarity emerges regarding the economic recovery in our primary market area.”

Capital Ratios

The capital ratios of Greater Bay Bancorp and each of its subsidiary banks remain above the well-capitalized guidelines established by the bank regulatory agencies. The Company’s leverage ratio increased to 9.98% during the fourth quarter of 2003 from 9.49% in the third quarter of 2003 and 8.61% one year ago, while the total risk-based capital ratio of 14.13% at December 31, 2003 compares to 13.90% at September 30, 2003 and 12.97% at December 31, 2002.

The Company had leverage, tier 1 and total risk-based capital ratios exceeding the average ratios for the top 75 U.S. Banks (by asset size) at September 30, 2003.

Net Interest Margin

Greater Bay Bancorp’s average net interest margin for the fourth quarter of 2003 was 4.33%, compared to 4.06% for the third quarter of 2003 and 4.36% for the fourth quarter of 2002, while the end-of-period net interest margin increased slightly to 4.39%.

Interest Rate Risk Management

The Company proactively manages its interest rate risk exposure and attempts to position the Company to be relatively interest rate neutral, but with a bias toward the anticipated direction of interest rates. Over the last 18 months, that bias has resulted in the Company reducing the size of its investment portfolio and positioning the Company to be more asset sensitive in the future. The investment portfolio is now at its target level and we would not anticipate any significant change in its size in 2004, unless there were changes in the economic environment. This strategy reduced net interest income and net income in 2003, but positioned the Company to be more asset sensitive to take advantage of a rising rate environment in the future. Over the last quarter, the stabilization in market rates combined with the mix change in our balance sheet, primarily due to the reduction in the investment securities portfolio, has resulted in a margin increase. We would not anticipate the margin expanding significantly in the future, unless short-term market interest rates rise or the mix of our balance sheet begins to trend toward a larger loan portfolio weighting.

Consolidation of Bank Subsidiaries

Mr. Scordelis commented, “We are pleased to report that we have received approval to consolidate our eleven bank subsidiaries into a single national bank that will be regulated by the Office of the Comptroller of the Currency. As previously reported, our individual business units will retain their current names, and we are delighted that an overwhelming majority of our subsidiary directors have

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Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Results

January 21, 2004

agreed to continue their service as members of eleven Strategic Development Boards that will provide advice and local market knowledge in the communities we serve. We anticipate the legal consolidation will occur early this quarter with the systems conversion occurring over an eighteen-month period. The true long term benefit to this structural change will be our future capacity to leverage the efficiencies and scale of our banking platform.”

Outlook for 2004

•	Loan growth—based on the current forecast of moderate economic growth in our market area, combined with our clients’ belief that they will grow in 2004, we are anticipating growth ranging from the low single to mid-single digits.

•	Deposit growth—we anticipate core deposit growth in the mid-single digits, offset by continued reductions in our non-core funding sources, primarily institutional deposits – the net result will be a low single digit growth rate in total deposits.

•	Net interest margin—based on our current net interest margin position and the mix of our balance sheet, we believe we have seen the majority of the margin compression that will impact the Company. Current consensus recognized economic forecasts predict that there will be at least two 25 basis point increases in short-term market interest rates in mid to late 2004, which would result in our average net interest margin increasing by 10 basis points to 30 basis points depending on the timing of the rate increases.

•	Credit Quality—continued aggressive management of credit risk, and based on the current outlook, the Company believes net charge-offs for 2004 will be in the range of 60 basis points to 70 basis points of average loans outstanding.

Conference Call

Investors have the opportunity to listen to the conference call live over the Internet at http://www.FullDisclosure.com on Wednesday, January 21, 2004 at 8:00 a.m. Pacific time. Investors should go to the FullDisclosure web site 15 minutes prior to the start of the call, as it may be necessary to download audio software to hear the conference call. To do so, investors should click on the Windows Media Player icon at the bottom of the page and follow directions from there.

A replay of the conference call will be available on the FullDisclosure website. A telephone replay will also be available beginning at 11 a.m. PST on January 21 through midnight on January 28, 2004, by dialing 800-642-1687 or 706-645-9291 and providing Conference ID 4810585.

About Greater Bay Bancorp

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

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Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Results

January 21, 2004

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, the bank subsidiary consolidation, net interest margin, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans and deposits and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses, consolidating the bank subsidiaries and in realizing operating efficiencies; (3) government regulation; and (4) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002. Greater Bay does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

-Financial Tables Follow-

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Greater Bay Bancorps Fourth Quarter 2003 Earnings Release

January 21, 2004

GREATER BAY BANCORP

DECEMBER 31, 2003—FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED CONSOLIDATED FINANCIAL CONDITION DATA:

	Dec 31 2003	Sept 30 2003	Jun 30 2003	Mar 31 2003	Dec 31 2002
Cash and Due From Banks	$238,534	$258,054	$278,989	$243,684	$300,514
Investments	2,264,509	2,455,434	2,654,714	2,556,106	2,576,986
Loans:
Commercial	1,937,766	1,945,030	1,992,499	1,974,656	2,067,142
Term Real Estate—Commercial	1,636,356	1,656,059	1,650,330	1,642,560	1,610,277

Total Commercial	3,574,122	3,601,089	3,642,829	3,617,216	3,677,419
Construction & Land	537,079	604,172	671,666	704,041	710,990
Real Estate—Other	273,504	253,502	244,955	247,335	251,665
Consumer and Other	167,593	158,119	162,928	165,650	166,331
Deferred Loan Fees, Net	(14,491)	(15,413)	(14,803)	(15,044)	(15,245)

Total Loans	4,537,807	4,601,469	4,707,575	4,719,198	4,791,160
Allowance for Loan Losses	(126,168)	(128,499)	(130,030)	(129,818)	(129,613)

Total Loans, Net	4,411,639	4,472,970	4,577,545	4,589,380	4,661,547
Goodwill	177,991	148,714	145,005	145,605	144,181
Other Intangibles	47,238	51,102	44,294	45,975	47,722
Other Assets	461,512	408,027	389,778	384,567	351,088

Total Assets	$7,601,423	$7,794,301	$8,090,325	$7,965,317	$8,082,038

Deposits:
Demand, Non-Interest Bearing	$1,077,648	$1,043,433	$975,122	$959,823	$1,028,672
NOW, MMDA and Savings	2,858,647	2,865,841	2,873,737	2,813,126	2,673,973
Time Certificates, $100,000 and over	735,657	768,712	808,723	803,328	829,717
Other Time Certificates	640,715	760,925	890,669	945,483	739,911

Total Deposits	5,312,667	5,438,911	5,548,251	5,521,760	5,272,273

Other Borrowings	1,071,880	1,215,677	1,295,373	1,335,406	1,737,243
Subordinated Debt (1)	210,311	210,311	210,311	210,311	210,311
Other Liabilities	240,746	193,303	301,793	186,670	165,502

Total Liabilities	6,835,604	7,058,202	7,355,728	7,254,147	7,385,329

REIT Preferred Securities	15,302	15,302	15,302	15,650	15,650
Convertible Preferred Stock	91,752	80,441	80,441	80,441	80,900
Shareholders’ Equity	658,765	640,356	638,854	615,079	600,159

	750,517	720,797	719,295	695,520	681,059

Total Liabilities and Shareholders’ Equity	$7,601,423	$7,794,301	$8,090,325	$7,965,317	$8,082,038

Average Quarterly Total Loans, excluding Nonaccrual	$4,494,411	$4,623,844	$4,720,462	$4,716,930	$4,702,111
Average Quarterly Investments	$2,397,036	$2,487,171	$2,483,795	$2,412,634	$2,676,653
Average Quarterly Interest Earning Assets	$6,891,447	$7,111,015	$7,204,257	$7,129,564	$7,378,764
Average Quarterly Deposits	$5,382,868	$5,509,736	$5,661,474	$5,342,679	$5,534,618
Average Quarterly Interest Bearing Liabilities	$5,720,832	$6,039,904	$6,256,372	$6,086,509	$6,383,219
Average Quarterly Assets	$7,700,455	$7,965,048	$8,062,273	$7,946,121	$8,225,936
Average Quarterly Common Equity	$651,027	$636,796	$634,315	$613,110	$595,125
Average Quarterly Equity	$735,280	$717,237	$714,908	$694,109	$667,716
Average YTD Interest Earning Assets	$7,084,821	$7,152,886	$7,163,416	$7,129,564	$7,621,349
Average YTD Assets	$7,918,177	$7,991,519	$8,004,518	$7,946,121	$8,291,853
Average YTD Common Equity	$633,503	$628,211	$623,847	$613,110	$554,033
Average YTD Equity	$714,113	$708,836	$704,566	$694,109	$612,453
Total Regulatory Capital
Tier I Capital	$745,586	$735,514	$730,432	$711,170	$691,048
Total Risk-based Capital	$818,743	$808,986	$805,431	$785,488	$765,526
Nonperforming Assets
Nonaccrual Loans	$61,700	$58,072	$46,491	$37,285	$37,750
OREO	—	—	2,500	3,000	397

Total Nonperforming Assets	$61,700	$58,072	$48,991	$40,285	$38,147

Greater Bay Trust Company Assets	$629,333	$619,528	$616,847	$598,885	$607,244

(1)	Effective December 31, 2003, the Company adopted certain provisions of FASB Interpretation No. 46, as a result of which the liability previously reported as Trust Preferred Securities has been replaced with Subordinated Debt. Prior periods have been restated accordingly.

Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Release

January 21, 2004

GREATER BAY BANCORP

DECEMBER 31, 2003—FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED QUARTERLY CONSOLIDATED OPERATING DATA:
	Fourth Quarter 2003	Third Quarter 2003	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002
Interest Income	$98,197	$98,728	$103,450	$107,344	$116,936
Interest Expense	22,975	26,040	29,646	31,177	35,917

Net Interest Income Before Provision for Loan Losses	75,222	72,688	73,804	76,167	81,019
Provision for Loan Losses	7,000	8,000	6,700	6,495	7,000

Net Interest Income After Provision for Loan Losses	68,222	64,688	67,104	69,672	74,019

Non-interest Income:
Insurance Agency Commissions & Fees	27,747	31,174	27,945	30,642	23,664
Depositor Service Fees	2,754	2,792	2,995	2,831	2,786
Loan and International Banking Fees	2,188	2,668	2,421	2,038	2,309
Operating Lease Fees	1,934	1,537	1,234	877	523
Gain on Sale of Loans	1,113	1,515	364	1,543	1,999
Trust Fees	925	813	819	757	922
Gains on Investments and early retirement of CODES (1)	764	38	3,136	2,023	2,247
ATM Fees	430	492	445	406	574
Other Income (2)	2,678	2,895	2,962	3,647	3,441

Total Non-interest Income	40,533	43,924	42,321	44,764	38,465

Operating Expenses:
Salaries	40,878	40,295	38,084	39,543	38,222
Deferred Loan Origination Costs	(3,709)	(3,898)	(3,545)	(3,051)	(3,580)
Benefits	7,512	6,912	7,462	8,940	7,093

Total Compensation and Benefits	44,681	43,309	42,001	45,432	41,735
Occupancy and Equipment	10,390	10,695	10,171	9,642	10,225
Professional Services & Legal	3,641	3,601	4,390	4,962	2,835
Amortization of Intangibles	1,889	1,949	1,671	1,671	1,658
Telephone, postage and supplies	1,854	1,767	1,878	1,746	2,020
Marketing and promotion	1,755	1,428	1,822	1,115	681
Depreciation—Equipment Leased to Others (2)	1,712	1,096	1,072	735	454
Data Processing	1,267	1,431	1,407	1,251	1,350
Correspondent Bank Charges	1,036	1,101	1,277	1,105	1,215
Insurance	837	1,131	1,283	1,236	944
FDIC Insurance and Assessments	505	588	482	498	491
Client Services	337	294	318	344	480
Other Real Estate, Net	—	546	518	1	20
Other Expenses	3,711	3,152	3,502	3,151	1,030

	73,615	72,088	71,792	72,889	65,138
REIT Preferred Securities expense	464	453	454	453	421

Total Operating Expenses	74,079	72,541	72,246	73,342	65,559

Income Before Income Taxes	34,676	36,071	37,179	41,094	46,925
Income Tax Expense	13,256	13,710	14,054	15,997	16,259

Net Income	$21,420	$22,361	$23,125	$25,097	$30,666

(1)	CODES (Zero Coupon Convertible Contingent Debt Securities)
(2)	Prior amounts have been reclassified to reflect the depreciation expense of equipment leased to others in operating expenses, as required by FAS 13. This expense was netted with other income in Q4 2002.

Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Release

January 21, 2004

GREATER BAY BANCORP

DECEMBER 31, 2003—FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s)

SELECTED YEAR TO DATE CONSOLIDATED OPERATING DATA:
	YTD 31-Dec 2003	YTD 31-Dec 2002
Interest Income	$407,719	$505,412
Interest Expense	109,838	160,555

Net Interest Income Before Provision for Loan Losses	297,881	344,857
Provision for Loan Losses	28,195	59,776

Net Interest Income After Provision for Loan Losses	269,686	285,081

Non-interest Income:
Insurance Agency Commissions & Fees (1)	117,508	88,515
Depositor Service Fees	11,372	11,147
Loan and International Banking Fees	9,315	9,233
Operating Lease Fees	5,582	747
Gain on Sale of Loans	4,535	4,754
Trust Fees	3,314	3,566
Gains on Investments and early retirement of CODES (2)	5,961	20,433
ATM Fees	1,773	2,414
Other Income	12,182	15,313

Total Non-interest Income	171,542	156,122

Operating Expenses:
Salaries	158,800	137,618
Deferred Loan Origination Costs	(14,203)	(13,790)
Benefits	30,826	24,896

Total Compensation and Benefits	175,423	148,724
Occupancy and Equipment	40,898	39,365
Professional Services & Legal	16,594	8,901
Amortization of Intangibles	7,180	5,520
Telephone, postage and supplies	7,245	7,398
Marketing and promotion	6,120	5,355
Depreciation—Equipment Leased to Others (2)	4,615	612
Data Processing	5,356	4,820
Correspondent Bank Charges	4,519	4,583
Insurance	4,487	3,385
FDIC Insurance and Assessments	2,073	1,780
Client Services	1,293	2,117
Other Real Estate, Net	1,065	139
Other Expenses	13,516	9,388

	290,384	242,087
Costs related to the Early Retirement of Trust Preferred Securities (TPS)	—	975
REIT Preferred Securities expense	1,824	1,814

Total Operating Expenses	292,208	244,876

Income Before Income Taxes	149,020	196,327
Income Tax Expense	57,017	72,053

Net Income	$92,003	$124,274

(1)	The Company acquired ABD Insurance and Financial Services (ABD) on March 12, 2002 which is accounted for under the purchase accounting method and only ten months of operations were included for 2002.
(2)	CODES (Zero Coupon Convertible Contingent Debt Securities)

Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Realease

January 21, 2004

GREATER BAY BANCORP

DECEMBER 31, 2003—FINANCIAL (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED FINANCIAL CONDITION RATIOS:

	Dec 31 2003	Sept 30 2003	Jun 30 2003	Mar 31 2003	Dec 31 2002
GAAP RATIOS:
Loan to Deposit Ratio	85.41%	84.60%	84.85%	85.47%	90.87%
Ratio of Allowance for Loan Losses to:
Average Loans	2.77%	2.74%	2.73%	2.73%	2.73%
End of Period Loans	2.77%	2.78%	2.75%	2.74%	2.70%
Total Nonperforming Assets	204.49%	221.28%	265.42%	322.25%	339.77%

Ratio of Provision for Loan Losses to Average Loans, annualized	0.61%	0.68%	0.56%	0.55%	0.59%

Total Nonperforming Loans to Total Loans	1.36%	1.26%	0.99%	0.79%	0.79%
Total Nonperforming Assets to Total Assets	0.81%	0.75%	0.61%	0.51%	0.47%

Ratio of Quarterly Net Charge-offs to Average Loans, annualized	0.81%	0.81%	0.55%	0.54%	0.49%
Ratio of YTD Net Charge-offs to YTD Average Loans	0.67%	0.63%	0.54%	0.54%	1.19%

Loan Growth, current quarter to prior year quarter	-5.29%	-1.97%	0.53%	4.91%	6.57%
Loan Growth, current quarter to prior quarter, annualized	-5.49%	-8.94%	-0.99%	-6.09%	8.22%
Loan Growth, YTD	-5.29%	-5.29%	-3.52%	-6.09%	6.57%

Deposits Growth, current quarter to prior year quarter	0.77%	-0.09%	4.70%	9.53%	5.66%
Deposits Growth, current quarter to prior quarter, annualized	-9.21%	-7.82%	1.92%	19.19%	-12.51%
Deposits Growth, YTD	0.77%	4.23%	10.56%	19.19%	5.66%

Revenue Growth, current quarter to prior year quarter	-3.12%	-18.56%	-9.39%	9.79%	28.64%
Revenue Growth, current quarter to prior quarter, annualized	-2.92%	1.66%	-15.94%	6.48%	-66.58%

Net Interest Income Growth, current quarter to prior year quarter	-7.16%	-17.06%	-16.74%	-13.01%	-2.20%
Net Interest Income Growth, current quarter to priorquarter, annualized	13.83%	-6.00%	-12.44%	-24.29%	-29.96%

Average Earning Assets to Average Total Assets	89.49%	89.28%	89.36%	89.72%	89.70%
Average Earning Assets to Average Interest Bearing Liabilities	120.46%	117.73%	115.15%	117.14%	115.60%

Capital Ratios:
Tier 1 leverage ratio	9.98%	9.49%	9.29%	9.18%	8.61%
Tier 1 risk-based capital ratio	12.87%	12.64%	12.29%	12.08%	11.71%
Total risk-based capital ratio	14.13%	13.90%	13.55%	13.34%	12.97%

Risk Weighted Assets	$5,793,334	$5,818,104	$5,942,616	$5,887,156	$5,900,325

Book Value Per Share	$12.54	$12.28	$12.29	$11.88	$11.64
Total Shares Outstanding	52,529,850	52,160,193	51,982,864	51,774,074	51,577,795

NON-GAAP RATIOS (1):
Tangible Equity (2) to Tangible Assets (3)	7.33%	7.06%	6.90%	6.68%	6.40%
Tangible Common Equity (4) to Tangible Assets (3)	7.12%	6.86%	6.71%	6.48%	6.20%
Tangible Common Book Value Per Share, includingConvertible Preferred Stock (5)	$10.00	$9.99	$10.20	$9.73	$9.48
Tangible Book Value Per Share, excluding ConvertiblePreferred Stock (6)	$8.25	$8.45	$8.65	$8.18	$7.92

(1)    Management believes that these ratios are meaningful measures because they reflect the equity deployed in the Company’s businesses. The following table sets forth the reconciliation of Shareholders’ Equity to Tangible Equity, Tangible Common Equity and Total Assets to Tangible Assets:

Shareholders’ Equity	$658,765	$640,356	$638,854	$615,079	$600,159
Convertible Preferred Stock	91,752	80,441	80,441	80,441	80,900
REIT Preferred Securities	15,302	15,302	15,302	15,650	15,650

	765,819	736,099	734,597	711,170	696,709
Less: Goodwill and Other Intangibles	(225,229)	(199,816)	(189,299)	(191,580)	(191,903)

Tangible Equity	$540,590	$536,283	$545,298	$519,590	$504,806

Shareholders’ Equity	$658,765	$640,356	$638,854	$615,079	$600,159
Convertible Preferred Stock	91,752	80,441	80,441	80,441	80,900

	750,517	720,797	719,295	695,520	681,059
Less: Goodwill and Other Intangibles	(225,229)	(199,816)	(189,299)	(191,580)	(191,903)

Tangible Common Equity	$525,288	$520,981	$529,996	$503,940	$489,156

Total Assets	$7,601,423	$7,794,301	$8,090,325	$7,965,317	$8,082,038
Less: Goodwill and Other Intangibles	(225,229)	(199,816)	(189,299)	(191,580)	(191,903)

Tangible Assets	$7,376,194	$7,594,485	$7,901,026	$7,773,737	$7,890,135

(2)	Tangible Equity includes Shareholders’ Equity, Convertible Preferred Stock and REIT Preferred Securities, less Goodwill and Other Intangibles.
(3)	Tangible Assets includes Total Assets, less Goodwill and Other Intangibles.
(4)	Tangible Common Equity includes Shareholders’ Equity and Convertible Preferred Stock, less Goodwill and Other Intangibles.
(5)	Tangible Common Book Value is computed by dividing the sum of Shareholders’ Equity and Convertible Preferred Stock, less Goodwill and Other Intangibles by Total Shares Outstanding.
(6)	Tangible Book Value is computed by dividing the sum of Shareholders’ Equity, less Goodwill and Other Intangibles by Total Shares Outstanding.

Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Release

January 21, 2004

GREATER BANCORP

DECEMBER 31, 2003—FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED QUARTERLY CONSOLIDATED OPERATING RATIOS:

	Fourth Quarter 2003	Third Quarter 2003	Second Quarter 2003	First Quarter 2003	Fourth Quarter 2002
GAAP EPS
Net Income Per Share
Basic (1)	$0.38	$0.40	$0.42	$0.46	$0.57
Diluted (2)	$0.37	$0.39	$0.41	$0.45	$0.57

Weighted Average Common Shares Outstanding	52,363,000	52,093,000	51,925,000	51,735,000	51,547,000

Weighted Average Common & Common Equivalent Shares Outstanding (2)	53,961,000	53,134,000	52,745,000	52,161,000	54,135,000

GAAP Ratios
Return on Period Average Assets, annualized	1.10%	1.11%	1.15%	1.28%	1.48%
Return on Period Average Common Equity, annualized	13.05%	13.93%	14.62%	16.60%	20.44%
Return on Period Average Equity, annualized	11.56%	12.37%	12.97%	14.66%	18.22%
Net Interest Margin—Average Earning Assets (3)	4.33%	4.06%	4.11%	4.33%	4.36%
Operating Expense Ratio (4)	3.82%	3.61%	3.59%	3.74%	3.16%
Efficiency Ratio (5)	64.00%	62.21%	62.21%	60.65%	54.87%
Total Operating Expenses	$74,079	$72,541	$72,246	$73,342	$65,559
Total Revenue	$115,755	$116,612	$116,125	$120,931	$119,484

NON-GAAP Ratios
Efficiency Ratio (Excluding the operating results of ABD) (6)	54.11%	54.88%	56.04%	55.28%	45.12%
ABD Operating Expenses	$26,761	$25,880	$22,852	$23,556	$22,345
ABD Revenue	$28,301	$31,591	$27,991	$30,862	$23,698

(1)	Net income available to common shareholders is based on total net income less preferred dividends of $1.5 million for Q4, Q3, Q2 and Q1 2003, $1.3 million for Q4 2002.
(2)	The convertible preferred stock was considered anti-dilutive in Q4, Q3, Q2 and Q1 2003, whereby the preferred dividends of $1.5 million divided by the common stock equivalent of the convertible preferred stock of 2,718,000 shares in Q4, Q3 and Q2 and 2,785,000 shares in Q1 2003 were greater than the diluted earnings per share. Net income available to common shareholders is based on total net income less preferred dividends of $1.5 million for Q4, Q3, Q2 and Q1 2003.
(3)	Net interest income for the period, annualized and divided by average quarterly interest earning assets.
(4)	Total operating expenses for the period, annualized and divided by average quarterly assets.
(5)	Total operating expenses divided by total revenue (the sum of net interest income and non-interest income).
(6)	Total operating expenses minus ABD operating expenses divided by total revenue minus ABD revenue.

Greater Bay Bancorp’s Fourth Quarter 2003 Earnings Release

January 21, 2004

GREATER BAY BANCORP

DECEMBER 31, 2003—FINANCIAL SUMMARY (UNAUDITED)

($ in 000’s, except share and per share data)

SELECTED YEAR TO DATE CONSOLIDATED OPERATING RATIOS:

	YTD 31-Dec 2003	YTD 31-Dec 2002
GAAP EPS
Net Income Per Share
Basic (1)	$1.65	$2.35
Diluted (2)	$1.62	$2.30

Weighted Average Common Shares Outstanding	52,040,000	51,056,000

Weighted Average Common & Common Equivalent Shares Outstanding (2)	52,993,000	54,135,000

GAAP Ratios
Return on Period Average Assets	1.16%	1.50%
Return on Period Average Common Equity	14.52%	22.43%
Return on Period Average Equity	12.88%	20.29%
Net Interest Margin—Average Earning Assets (3)	4.20%	4.52%
Operating Expense Ratio (4)	3.69%	2.95%
Efficiency Ratio (5)	62.25%	48.88%
Total Operating Expenses	$292,208	$244,876
Total Revenue	$469,423	$500,979

NON-GAAP Ratios
Efficiency Ratio (Excluding the operating results of ABD) (6)	55.08%	41.60%
ABD Operating Expenses	$99,049	$73,648
ABD Revenue	$118,745	$89,402

(1)	Net income available to common shareholders is based on total net income less preferred dividends of $5.9 million for YTD December 2003 and $4.2 million for YTD December 2002.
(2)	The convertible preferred stock was considered anti-dilutive in YTD December 2003, whereby the preferred dividends of $5.9 million divided by the common stock equivalent of the convertible preferred stock of 2,734,000 shares was greater than the diluted earnings per share. Net income available to common shareholders is based on total net income less preferred dividends of $5.9 million for YTD December 2003.
(3)	Net interest income for the period, annualized and divided by average YTD interest earning assets.
(4)	Total operating expenses for the period, annualized and divided by average YTD assets.
(5)	Total operating expenses divided by total revenue (the sum of net interest income and non-interest income).
(6)	Total operating expenses minus ABD operating expenses divided by total revenue minus ABD revenue.